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                                                                    EXHIBIT 16.1


June 22, 2006


United States Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

Dear Sir or Madam:

RE:  Stonepath Group, Inc. 401(k) Plan

We have read Item 4.01 of the Form 8-K dated June 22, 2006, of Stonepath Group, inc. 401(k) Plan, and are in agreement with the statements contained in the third, fourth and fifth paragraphs therein concerning our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Mayer Hoffman McCann P.C.